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Exhibit 99.04

    New NSP Utility Sub Summarized Pro Forma Information The following summary of unaudited pro forma financial information for New NSP Utility Sub adjusts the historical financial statements of NSP after the transfer of ownership. Upon completion of the merger, all NSP-Minnesota utility assets (other than investments in and assets of subsidiaries) and liabilities associated with the assets will be transferred to New NSP Utility Sub.

    The unaudited pro forma balance sheet information at Dec. 31, 1999, assumes the merger had been completed on Dec. 31, 1999. The unaudited pro forma income statement information assumes the merger had been completed on Jan.1, 1997, the beginning of the earliest period presented.

    The unaudited summarized pro forma financial information does not necessarily indicate what New NSP Utility Sub's financial position or operating results would have been if the merger had been completed on the assumed completion dates and does not necessarily indicate future operating results of New NSP Utility Sub.

NEW NSP UTILITY SUB—Notes To Unaudited Pro Forma Condensed Financial Statements

1.
Just before or at the time the merger is completed, NSP will contribute all of its NSP-Minnesota utility assets (other than investments in and assets of subsidiaries) to a newly formed, wholly owned utility operating subsidiary, New NSP Utility Sub, which will be a Minnesota corporation. At the same time, the new subsidiary will assume all of NSP's liabilities associated with the assets that it receives in the contribution. NSP's preferred stock and trust-originated preferred securities will remain in the holding company Xcel Energy.

  Common stock of New NSP Utility Sub, at a par value and share level which have not yet been determined, will be wholly owned by Xcel Energy. The resulting New NSP Utility Sub capitalization will therefore include short-term debt, first mortgage bonds and other long-term debt associated with utility operations, and common equity issued to Xcel Energy (net of adjustments described in Note 2).

2.
The assets, liabilities, equity and results of operations of all subsidiaries of NSP have been eliminated from consolidated NSP amounts to reflect the transfer of ownership and control of such subsidiaries to Xcel Energy as a result of the merger. Xcel Energy's equity investment in New NSP Utility Sub, and the corresponding common equity of New NSP Utility Sub, are assumed to reflect the reduction in New NSP Utility Sub net assets related to the transfer of ownership of investments in NSP subsidiaries to Xcel Energy as a result of the merger.

3.
NSP financing of subsidiary capital and cash flow requirements has been adjusted to reflect the transfer of such items to Xcel Energy except for immaterial financing of refuse-derived fuel operations previously transferred to NRG Energy, Inc. Pro forma adjustments reflect the elimination of (a) notes receivable and advances from subsidiaries; (b) NSP debt incurred to finance the notes and advances; (c) interest income earned on the notes and advances; and (d) interest expense accrued on the debt incurred to finance the notes and advances.

4.
After the merger, NSP-Minnesota will not retain ownership of most of its subsidiaries currently being consolidated. Consequently, intercompany transactions between NSP and its current subsidiaries have not been eliminated in the pro forma financial statements (except as discussed in Note 3).

  The most significant intercompany transactions are power sales to and purchases from the Wisconsin Company pursuant to an interchange agreement with NSP. Although the interchange pricing and cost sharing arrangements may be restructured as a result of the merger, at this time the amount of any changes to interchange power purchases or sales is expected to be immaterial. Consequently, no pro forma adjustments have been made to operating revenues, operating expenses, or accounts receivable from (or payable to) associated companies for the effects of interchange restructuring.

5.
The allocation between NSP and NCE and their customers of the estimated cost savings resulting from the merger, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. These summarized pro forma amounts do not include any of the estimated cost savings expected to result from the merger of NCE and NSP. However, the reported amounts for NSP include approximately $25 million of deferred nonrecurring merger costs as of Dec. 31, 1999, mainly those directly attributable to the merger transaction. Assuming the business combination is accounted for as a pooling of interests, these costs will be expensed upon the consummation of the NCE/NSP merger. The pro forma income statement information amounts do not reflect any of these costs. The pro forma balance sheet information has been adjusted to reflect a write-off of the deferred costs and a related reduction of retained earnings.

Exhibit 99.04

New NSP Utility Sub

Unaudited Pro Forma Condensed Income Statement

Year Ended December 31, 1999

(In thousands)

	NSP (As Reported)	See Notes	Pro Forma Adjustments	Pro Forma
Utility Operating Revenues
Electric	$2,397,096	2,4	$(129,883)	$2,267,213
Gas	471,915	2,4	(106,080)	365,835

Total	2,869,011		(235,963)	2,633,048
Utility Operating Expenses
Electric Production—Fuel and Purchased Power	773,680	2,4	37,780	811,460
Cost of Gas Purchased and Transported	278,240	2,4	(48,327)	229,913
Other Operation and Maintenance	768,169	2,4	(68,772)	699,397
Depreciation and Amortization	355,704	2	(45,575)	310,129
Property and General Taxes	222,446	2	(17,690)	204,756
Income Taxes	127,293	2	(28,879)	98,414

Total	2,525,532		(171,463)	2,354,069
Utility Operating Income	343,479		(64,500)	278,979
Other Income (Expense)
Income from Nonregulated Businesses—Before Interest & Taxes	65,376	2,3	(77,674)	(12,298)
Other Utility Income (Deductions)	(9,320)	2,3	1,826	(7,494)
Income Taxes on Nonregulated Operations & Nonoperating Items	61,010	2,3	(53,523)	7,487

Total	117,066		(129,371)	(12,305)
Income Before Financing Costs	460,545		(193,871)	266,674
Financing Costs
Total Interest Charges	220,459	2,3	(103,356)	117,103
Distributions on Redeemable Preferred Securities of Subsidiary Trust	15,750	2,3	(15,750)	0

Total	236,209		(119,106)	117,103
Net Income	224,336		(74,765)	149,571
Preferred Stock Dividends & Redemption Premiums	5,292	2,3	(5,292)	0

Earnings Available for Common Stock	$219,044		$(69,473)	$149,571

New NSP Utility Sub

Unaudited Pro Forma Condensed Income Statement

Year Ended December 31, 1998

(In thousands)

	NSP (As Reported)	See Notes	Pro Forma Adjustments	Pro Forma
Utility Operating Revenues
Electric	$2,362,351	2,4	$(118,578)	$2,243,773
Gas	456,823	2,4	(96,255)	360,568

Total	2,819,174		(214,833)	2,604,341
Utility Operating Expenses
Electric Production—Fuel and Purchased Power	689,275	2,4	37,053	726,328
Cost of Gas Purchased and Transported	267,050	2,4	(41,094)	225,956
Other Operation and Maintenance	794,332	2,4	(67,497)	726,835
Depreciation and Amortization	338,225	2	(42,167)	296,058
Property and General Taxes	220,620	2	(17,058)	203,562
Income Taxes	145,383	2	(23,924)	121,459

Total	2,454,885		(154,687)	2,300,198
Utility Operating Income	364,289		(60,146)	304,143
Other Income (Expense)
Income from Nonregulated Businesses—Before Interest & Taxes	51,171	2,3	(49,574)	1,597
Other Utility Income (Deductions)	4,812	2,3	4,209	9,021
Income Taxes on Nonregulated Operations & Nonoperating Items	40,588	2,3	(43,080)	(2,492)

Total	96,571		(88,445)	8,126
Income Before Financing Costs	460,860		(148,591)	312,269
Financing Costs
Total Interest Charges	162,737	2,3	(59,604)	103,133
Distributions on Redeemable Preferred Securities of Subsidiary Trust	15,750	2,3	(15,750)	0

Total	178,487		(75,354)	103,133
Net Income	282,373		(73,237)	209,136
Preferred Stock Dividends & Redemption Premiums	5,548	2,3	(5,548)	0

Earnings Available for Common Stock	$276,825		$(67,689)	$209,136

New NSP Utility Sub

Unaudited Pro Forma Condensed Income Statement

Year Ended December 31, 1997

(In thousands)

	NSP (As Reported)	See Notes	Pro Forma Adjustments	Pro Forma
Utility Operating Revenues
Electric	$2,218,550	2,4	$(117,310)	$2,101,240
Gas	515,196	2,4	(100,337)	414,859

Total	2,733,746		(217,647)	2,516,099
Utility Operating Expenses
Electric Production—Fuel and Purchased Power	596,238	2,4	38,097	634,335
Cost of Gas Purchased and Transported	331,296	2,4	(50,332)	280,964
Other Operation and Maintenance	745,828	2,4	(61,959)	683,869
Depreciation and Amortization	325,880	2	(39,386)	286,494
Property and General Taxes	227,893	2	(16,069)	211,824
Income Taxes	144,855	2	(26,318)	118,537

Total	2,371,990		(155,967)	2,216,023
Utility Operating Income	361,756		(61,680)	300,076
Other Income (Expense)
Income from Nonregulated Businesses—Before Interest & Taxes	12,078	2,3	(10,397)	1,681
Other Utility Income (Deductions)	(25,490)	2,3	2,219	(23,271)
Income Taxes on Nonregulated Operations & Nonoperating Items	48,145	2,3	(39,285)	8,860

Total	34,733		(47,463)	(12,730)
Income Before Financing Costs	396,489		(109,143)	287,346
Financing Costs
Total Interest Charges	144,732	2,3	(39,118)	105,614
Distributions on Redeemable Preferred Securities of Subsidiary Trust	14,437	2,3	(14,437)	0

Total	159,169		(53,556)	105,613
Net Income	237,320		(55,587)	181,733
Preferred Stock Dividends & Redemption Premiums	11,071	2,3	(11,071)	0

Earnings Available for Common Stock	$226,249		$(44,516)	$181,733

New NSP Utility Sub

Unaudited Pro Forma Condensed Balance Sheet

December 31, 1999

(In thousands)

	NSP (As Reported)	See Notes	Pro Forma Adjustments	Pro Forma
ASSETS
UTILITY PLANT
Electric	$7,430,686	2	$(1,034,315)	$6,396,371
Gas	952,131	2	(315,687)	636,444
Other	375,058	2	(87,726)	287,332

Total	8,757,875		(1,437,728)	7,320,147
Accumulated Provision for Depreciation	(4,409,151)	2	581,405	(3,827,746)
Nuclear Fuel—Net	102,727		0	102,727

Net Utility Plant	4,451,451		(856,323)	3,595,128
CURRENT ASSETS
Cash and Cash Equivalents	55,968	2	(47,737)	8,231
Accounts Receivable—Net	428,950	2,3,4	(162,275)	266,675
Accrued Unbilled Utility Revenues	144,261	2	(21,768)	122,493
Fossil Fuel Inventories	59,600	2	(8,086)	51,514
Material and Supplies Inventories	231,503	2	(129,825)	101,678
Prepayments and Other	113,524	2	(63,789)	49,735

Total Current Assets	1,033,806		(433,480)	600,326
OTHER ASSETS
Equity Investments in Nonregulated Projects	1,047,248	2,3	(1,047,248)	0
External Decommissioning Fund and Other Investments	561,682		0	561,682
Regulatory Assets	248,127	2	(39,951)	208,176
Nonregulated Property—Net	2,086,476	2,3	(2,066,318)	20,158
Intangible Assets and Other	338,941	2,5	(262,346)	76,595

Total Other Assets	4,282,474		(3,415,863)	866,611
TOTAL ASSETS	$9,767,731		$(4,705,666)	$5,062,065

LIABILITIES AND EQUITY
CAPITALIZATION
Common Stockholder's Equity	$2,557,530	1,2,5	$(1,374,062)	$1,183,468
Preferred Stockholder's Equity	105,340	2,3	(105,340)	0
Mandatorily Redeemable Preferred Securities of Subsidiary Trust	200,000	2,3	(200,000)	0
Long-Term Debt	3,453,364	2,3	(2,076,394)	1,376,970

Total Capitalization	6,316,234		(3,755,796)	2,560,438
CURRENT LIABILITIES
Current Portion of Long-Term Debt	294,831	2,3	(44,722)	250,109
Short-Term Debt	799,159	2,3	(459,766)	339,393
Accounts Payable	321,382	2,4	(110,301)	211,081
Taxes Accrued	172,059	2	(10,076)	161,983
Other Accrued Liabilities	238,705	2	(61,164)	177,541

Total Current Liabilities	1,826,136		(686,029)	1,140,107
OTHER LIABILITIES
Deferred Income Taxes	811,638	2	(136,560)	675,078
Deferred Investment Tax Credits	118,582	2	(18,477)	100,105
Regulatory Liabilities	461,569	2	(21,852)	439,717
Other Long-Term Obligations and Deferred Income	233,572	2	(86,952)	146,620

Total Other Liabilities	1,625,361		(263,841)	1,361,520
TOTAL LIABILITIES AND EQUITY	$9,767,731		$(4,705,666)	$5,062,065

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NEW NSP UTILITY SUB—Notes To Unaudited Pro Forma Condensed Financial Statements